SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of this filing.

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2018 Annual Meeting of Shareholders

September 28, 2018

Dear Shareholders:

We are pleased to invite you to attend our 2018 Annual Meeting of Shareholders. The meeting will be held on Tuesday, November 6, 2018, at 9:00 a.m. at the Company’s headquarters, which is located at 10000 Alliance Road, Cincinnati, Ohio 45242.  Shareholders of record on September 18, 2018 may vote at the meeting. The approximate mailing date of the Proxy Statement and the accompanying proxy card is September 28, 2018.

The enclosed Notice of the Meeting and Proxy Statement provide detailed information about the items of business to be conducted at the Annual Meeting and voting procedures for the Meeting.  The Proxy Statement also provides information about our Board candidates, the Board and the Board Committees.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about September 24, 2018. The Notice contains instructions that explain how to access and review the proxy materials and our Annual Report on Form 10-K on the internet. The Company believes that this process allows us to provide our shareholders with the information they need in an efficient and timely manner.

Even if you own only a few shares, we want your shares to be represented at the meeting.  I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/ Ronald D. Brown

Ronald D. Brown

Interim Chief Executive Officer

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 6, 2018

The Notice of Meeting and Proxy Statement and the Company’s Annual Report on

Form 10-K are available at www.edocumentview.com/LYTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

LSI INDUSTRIES INC.

Time:

9:00 a.m., Eastern Standard Time

Date:

Tuesday, November 6, 2018

Place:

LSI Industries Corporate Headquarters

10000 Alliance Road

Cincinnati, Ohio 45242

Purpose:

●	Elect as members of the Board of Directors the seven nominees named in the Proxy Statement;

●	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2019; and

●	Approve on an advisory basis the compensation of the Company’s named executive officers.

Only shareholders of record on September 18, 2018 may vote at the meeting. The approximate mailing date of the Proxy Statement and proxy card is September 28, 2018.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Howard E. Japlon

Howard E Japlon

Executive Vice President, Human Resources and General Counsel; Secretary

September 28, 2018

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto. To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.

Howard E. Japlon

EVP, Human Resources and General Counsel, Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road

Cincinnati, Ohio  45242

(513) 793-3200

__________________________________________

P R O X Y   S T A T E M E N T

__________________________________________

Annual Meeting of Shareholders

November 6, 2018

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 6, 2018, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on or about September 28, 2018 to shareholders of record as of September 18, 2018.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person.  Shareholders may vote in person or by proxy at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Office of the Secretary) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors: FOR Proposal 1 to elect as members of the Board of Directors the seven nominees named in this Proxy Statement; FOR Proposal 2 to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2019; and FOR Proposal 3 to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the seven nominees receiving the greatest number of votes will be elected. Proposal 2 for the ratification of appointment of the Company’s Independent Registered Public Accounting Firm will be adopted only if it receives approval by a majority of the Common Shares voting at the Annual Meeting. Since Proposal 3 on executive compensation is an advisory vote, the Board of Directors will give due consideration to the result of the vote; however, the result of the vote will not be binding on the Company.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, as the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. A bank or broker does not have discretion to cast votes with respect to the election of Directors unless it has received voting instructions from you as the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to Directors is counted.

As of September 18, 2018, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 25,998,403 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 18, 2018, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2019 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before May 27, 2019.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2019 Annual Shareholders’ Meeting, it must be received prior to August 9, 2019.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than thirty days, the Company will notify shareholders of this change through its SEC filings.

2018 ANNUAL MEETING PROPOSALS

Proposal 1. Election of Directors

The Nominating and Corporate Governance Committee of the Board has nominated for re-election six current members of the Board of Directors: Robert P. Beech, Gary P. Kreider, John K. Morgan, Wilfred T. O'Gara, James P. Sferra, and Robert A. Steele. It has also nominated for election one new candidate, Ronald D. Brown.  Proxies solicited by the Board will be voted for the election of these seven nominees. Please see the “Nominees for Board of Directors” section of this Proxy Statement for additional information about each nominee.

All individuals elected at the 2018 Annual Meeting will hold office for a one year term expiring at the 2019 Annual Meeting and until their successors are elected and qualified or until their earlier resignation, retirement or removal.  Shareholders are entitled to one vote for each share held of record.  Shareholders are not entitled to cumulate their votes in the election of members of the Board of Directors. If any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.

The Board of Directors recommends a vote FOR each of the seven individuals nominated in this Proxy Statement.  The seven nominees receiving the greatest number of votes will be elected.

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2019.  Grant Thornton has been the independent registered public accounting firm for the Company since September 8, 2009, and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its appointment of Grant Thornton.  If ratification of the appointment is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2019.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate. The aggregate fees billed to the Company by Grant Thornton for the fiscal years ended June 30, 2017 and 2018 were as follows:

Fee Category	2017	2018
Audit Fees	$879,500	$798,000
Audit-related Fees	101,225	29,300
Tax Fees	61,050	140,953
All Other Fees	4,900	4,900
Total Fees	$1,046,675	$973,153

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan.  Tax fees represent fees for services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation on various planning matters.

Please see the “Committees of the Board” section of this Proxy Statement for additional information about the Audit Committee.

The Board of Directors recommends a vote FOR this proposal. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 3. Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, provides the Company’s shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on the compensation of the Company’s named executive officers. This advisory vote is commonly known as “Say-on-Pay”. Please see the “Executive Compensation” section of this Proxy Statement for additional information regarding the Compensation Committee and fiscal 2018 executive compensation. Since the vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board of Directors will take the results of the vote into account when reviewing the Company’s executive compensation plan and programs.

The Compensation Committee is committed to maintaining executive compensation plans and programs that enable the Company to attract and retain a superior management team with incentives targeted to build long-term shareholder value. The Company’s compensation plans and programs utilize a mix of base salary, short-term annual cash incentive awards and long-term equity-based incentive awards to align executive compensation with the Company’s annual and long-term performance. These plans and programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, the Committee believes the Company’s executive compensation plans and programs do not encourage excessive risk-taking by management. The Board of Directors believes that this philosophy and practice have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board of Directors requests that shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables.

The Board of Directors recommends a vote FOR this proposal. The Board of Directors will give due consideration to the result of this non-binding advisory vote.

Other Matters

The affirmative vote of a majority of Common Shares entitled to vote at the meeting is required to approve any other matters considered at the Annual Meeting, including postponement or adjournment.

NOMINEES FOR BOARD OF DIRECTORS

The following individuals have been nominated for election by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. Each nominee is currently a member of the Board of Directors, other than Mr. Brown, who joined the Company as its Interim Chief Executive Officer on April 23, 2018.

The Board of Directors recommends a vote FOR each of the seven nominees. The seven nominees receiving the greatest number of votes will be elected.

Robert P. Beech (age 65) has been a Director since July 2013. Mr. Beech is currently the Executive Chairman of Eccrine Systems, Inc., a privately held, Cincinnati-based biotechnology company that he co-founded in 2013. Mr. Beech has been engaged as Entrepreneur-in-Residence for biosciences at CincyTechUSA since 2013. From 2004 through 2012 he was a senior executive at Intrexon Corporation, when it was a privately held biotechnology company based in Maryland. Prior to 2003, he was Chief Executive Officer of Digineer, Inc., an international healthcare IT software and services company he founded in 1986 and led until 2002. The Board believes that Mr. Beech’s substantial experience leading high-technology ventures as a CEO or senior corporate executive qualify him to serve on the Board. He serves as Chairman of the Nominating and Corporate Governance and as a member of the Audit Committee and the Compensation Committee.

Ronald D. Brown (age 65) has served as Interim Chief Executive Officer of the Company since April 23, 2018. Prior thereto, Mr. Brown served from March 2017 to April 2018 as Vice Chairman of The Armor Group, Inc. which he joined in 2013 as chief operating officer. The Armor Group, Inc. is a certified woman-owned corporation that manufactures equipment and products and provides related services to a variety of industrial markets. From 2009 until 2014, Mr. Brown was managing director of Taft Business Consulting, LLC, a consulting group affiliated with the law firm of Taft Stettinius & Hollister LLP, which provides advisory services on a range of business issues. Prior to that, Mr. Brown was Chairman and Chief Executive Officer of Milacron Inc. (NYSE) from 2001 to 2008 and President and Chief Operating Officer of Milacron Inc. from 1999 through 2001. Milacron is a supplier of plastic processing and metalworking fluid technologies. Mr. Brown has served as a director of A. O. Smith Corporation (NYSE) since 2001 and is the chairperson of its Personnel and Compensation Committee and a member of its Nominating and Governance Committee. A. O. Smith manufactures and markets comprehensive lines of water heaters and water treatment products. Mr. Brown also served as a director of Zep Inc. (NYSE), where he was chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee, until it was acquired by New Mountain Capital in 2015. He also joined the James Advantage Funds Trust in 2014 as an independent trustee and serves on its Audit Committee. The Board believes that Mr. Brown’s experience as the chief executive officer and chairman of a publicly held company provides valuable insight as to the issues and opportunities facing the Company. Further, he has international and manufacturing experience with The Armor Group and in his previous position at Milacron. In addition, Mr. Brown has experience as a chief financial officer and a corporate attorney. The Board also believes that his legal background makes him well-suited to address legal and governance requirements of the SEC and NASDAQ.

Gary P. Kreider (age 80) has been a Director since April 2002 and served as the Company’s Chairman from November 2014 to August 2018. Mr. Kreider was a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. He joined Keating Muething & Klekamp PLL in 1963 and is now retired from the firm. His primary practice areas were securities law, mergers and acquisitions, and general corporate law. Effective October 2005 Mr. Kreider no longer had a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues. Mr. Kreider’s present activities consist of personal investing, serving as trustee of various trusts and as a director of the Company. He has also served as an adjunct professor of law in securities regulations at the University of Cincinnati, College of Law and is a past chairman of the Ohio State Bar Association Corporation Law Committee. The Board believes that Mr. Kreider’s legal experience as a prominent corporate and securities practitioner and his corporate and public-company board experience make him well qualified to serve on the Board, which must deal with the myriad issues presented by virtue of the Company being publicly-traded.

John K. Morgan (age 64) has been a Director of the Company since April 2016. Mr. Morgan was the Chairman, President and Chief Executive Officer of Zep Inc. (NYSE), a specialty chemicals company, from October 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin-off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. Mr. Morgan has served as a director of Wesco International, Inc. (NYSE), a provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, since 2008 and is currently the chairman of Wesco's Compensation Committee. The Board believes that Mr. Morgan’s insight and experience with corporate governance, executive compensation, business and operating management issues, gained through experience at various levels of corporate management and on boards, and his status as an independent director, qualify him to serve on the Board, as well as the Chairman of the Compensation Committee.

Wilfred T. O'Gara (age 61) has been a Director since January 1999 and was appointed Chairman in August 2018. Mr. O’Gara is the Managing Director of Buffalo Fork Holdings, LLC, an investment company. He previously served as Chief Executive Officer of Isoclima SpA from July 2017 to August 2018. Isoclima SpA produces transparent armor and other specialized glass and polycarbonate products for military and civilian armored vehicles. Prior to joining Isoclima, Mr. O'Gara served as Vice Chairman of The O’Gara Group, a security and defense related firm, from 2016 until July 2017 and he was the President and Chief Executive Officer from 2003 to 2017. Mr. O’Gara has been identified as an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls. The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and his designation as an audit committee financial expert make his service integral to the Board. He serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

James P. Sferra (age 79) shared in the formation of the Company and has been a Director since 1976. Mr. Sferra served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing from November 1992 to March 2015. Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company. In 1996 he was appointed Secretary of the Company and served in that capacity until March 2015. The Board believes that Mr. Sferra is uniquely qualified to serve on the Board given his long-standing tenure with the Company and his familiarity with the integral manufacturing component of its operations.

Robert A. Steele (age 63) has been a Director since July 2016. Mr. Steele retired from Procter & Gamble in 2011 as its Vice Chairman Health Care. During his 35-year tenure with Procter & Gamble, he served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations. Mr. Steele has served on the board of Berry Global Inc. (NYSE) since 2014 and as a member of its Nominating & Corporate Governance Committee. He has served on the board of BJ’s Wholesale Club, Inc. (NYSE) since 2016 and is a member of its Audit Committee and its Compensation Committee. Mr. Steele also joined the board of Newell Brands Inc. (NYSE) in April 2018 and serves as a member of its Finance Committee. Mr. Steele was previously a member of the Board of Directors of Beam Inc., Keurig Green Mountain and Kellogg Company. The Board believes that Mr. Steele’s insight and experience with corporate governance, leadership and operating experience in a public company, and his status as an independent director qualify him to serve on the Board of Directors. He serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Board Qualifications and Succession Planning

The Nominating and Corporate Governance Committee periodically reviews the skills, experience and characteristics required of Board members in the context of the current make-up of the Board and screens and recommends nominees for director to the full Board. Its assessment includes the skills of Board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. In addition to skills and experience, Board candidates are considered based upon various criteria, such as their personal integrity and judgment, business and social perspective, and concern for the long-term interests of the Company’s shareholders. After receiving recommendations for nominations from the Committee, the Board nominates candidates for Director. The Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or to fill a vacancy on the Board. At that time, the Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate.

DIRECTOR WITH EXPIRING TERM

Dennis W. Wells served as the Company’s Chief Executive Officer from October 2014 until April 23, 2018. Effective April 23, 2018, the Board of Directors notified Mr. Wells of the termination of his employment. The Board appointed Ronald D. Brown as Interim Chief Executive Officer at that time to replace Mr. Wells. Mr. Wells has remained a member of the Company’s Board of Directors following such date. He was not nominated by the Nominating and Corporate Governance Committee for re-election at the 2018 Annual Meeting. His term as a member of the Board will expire at the 2018 Annual Meeting.

EXECUTIVE OFFICERS

Ronald D. Brown (age 65) has served as Interim Chief Executive Officer of the Company since April 23, 2018. Mr. Brown has been nominated for election to the Company’s Board of Directors at the 2018 Annual Meeting. Please see the “Nominees for Board of Directors” section for a more complete summary of his career and experience.

Jeff A. Croskey (age 46) has served as Chief Commercial Officer of the Company since August 15, 2018. He joined the Company as President of the Graphics segment in October 2015. Prior thereto he served as Vice President and General Manager of Creative Sign Designs from February 2010 to October 2015. His previous executive leadership roles include Chief Operating Officer of Imagine International Inc., Vice President of Operations for McNichols Company, and numerous roles for Crestline Homes and The Goodyear Tire & Rubber Company. Mr. Croskey received a Bachelor of Science degree in Aeronautical / Astronautical Engineering from The Ohio State University and an MBA from Wake Forest University’s Babcock Graduate School of Management.

Andrew J. Foerster (age 59) joined the Company as its Executive Vice President and Chief Technology Officer in March 2015. From 2010 to 2015, Mr. Foerster served as Residential and Wiring Devices Division Engineering Director at Eaton Corporation. Prior to joining Eaton, Mr. Foerster was President of Technology Innovations at Masco, and President and CEO of Piller Inc. Prior to Piller, Mr. Foerster led the Lighting Controls business at Schneider Electric (Square D Company) and held various marketing and engineering positions with Schneider Electric and General Electric. Mr. Foerster began his career as a nuclear submarine officer in the U.S. Navy. He is a graduate (BSEE) of the US Naval Academy, and received an MBA from Marymount University and an MSEE from George Mason University. Mr. Foerster is a licensed Professional Engineer.

James E. Galeese (age 61) joined the Company as its Executive Vice President and Chief Financial Officer in June 2017. Mr. Galeese, from 2014 to June 2017, served as Vice President, Chief Financial Officer, and as a Director of privately held Universal Trailer Holding Corporation (manufacturer of trailers for the hauling requirements of businesses and individuals). He was with Philips Electronics NV from 1998 to 2014 as Senior Vice President and Chief Financial Officer for its North American Lighting business and its Electronics business. Prior to that Mr. Galeese served in the financial Controllership organization of Square D Company / Schneider Electric. He graduated from Miami University with a degree in Business Administration and obtained an MBA from Xavier University.

Howard E. Japlon (age 66) joined the Company as its Executive Vice President, Human Resources and General Counsel in March 2017 and was appointed Secretary of the Company in April 2017. Prior to joining the Company, Mr. Japlon served as Vice President, General Counsel & Secretary of ACE Hardware Corporation from May 2013 to March 2017. Prior thereto he served as Vice President and General Counsel of RG Steel, LLC from 2011 to January 2013 and as Sr. Vice President and General Counsel of Schneider Electric Americas from 2003 to 2011. Mr. Japlon received a Bachelor of Arts degree in Economics from Fordham University and a J.D. from the University of Illinois College of Law.

Crawford C. Lipsey (age 62) has served as Interim President and Chief Operating Officer of the Company since April 23, 2018. Mr. Lipsey currently serves as a non-paid staff member and representative of “Dignity Revolution”, a physical and cyber bullying prevention program serving middle school and high school youth. He also serves on several non-profit boards, including as chairman for the Licking County Family YMCA in Ohio. Prior to his non-profit work, Mr. Lipsey served from August 2013 to June 2015 as EVP Corporate Marketing for Revolution Lighting Technologies, Inc. (NASDAQ). He served as president and chief executive officer of Relume Lighting Technologies, a pioneer in LED lighting and controls technology, from May 2011 until its sale in August 2013 to Revolution Lighting. Prior thereto from 2009 to 2011 Mr. Lipsey invested in and served as Chief Commercial Officer for Inspired Solar Technologies (IST), a manufacturer of advanced solar tracking systems. Immediately prior thereto, Mr. Lipsey served from February 1999 to December 2009 as Executive Vice President of Acuity Brands Lighting, the largest lighting company in North America with responsibility for several domestic and international business units with total revenues in excess of $500M. Lipsey also served as President and Vice Chairman of the board of Acuity Brands Technology Services. As a thirty-year veteran of the lighting industry, Mr. Lipsey has contributed signiﬁcantly to the growth of several of the most prominent brands in the lighting industry. He holds a CPIM certiﬁcation and has managed product development, sales, marketing, brand management and channel development teams. Mr. Lipsey has worked with both venture capital and private equity and has held executive management positions in both public and private companies ranging from entrepreneurial start-ups to large, publicly traded conglomerates. He received a history degree from Presbyterian College and is a graduate of the Harvard Business School Advanced Management Program.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Shares as of September 18, 2018 by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Shares, each Director, each Named Executive Officer, and all Directors and Named Executive Officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to stock options within sixty days of September 18, 2018 are deemed outstanding for purposes of determining the number of outstanding shares for such person and are not deemed outstanding for such purpose for any other shareholder. Unless otherwise indicated below, the address of each beneficial owner is c/o LSI Industries Inc., 10000 Alliance Road, Cincinnati, Ohio 45242.

Name of Beneficial Owner	Common Shares Beneficially Owned (1)	Percent Beneficially Owned (2)
Dimensional Fund Advisors LP
Palisades West Building One	1,906,564	7.19%
6300 Bee Cave Road
Austin, TX 78746
Royce & Associates LLC
141 Avenue of the Americas, 9th floor	1,697,183	6.40%
New York, NY 10019-2578
Chartwell Investment Partners, LLC
1235 Westlakes Drive - 400	1,369,042	5.16%
Berwyn, PA 19312

Directors
Robert P. Beech	36,678	*
Gary P. Kreider	38,555	*
John K. Morgan	18,467	*
Wilfred T. O'Gara	49,793	*
James P. Sferra	319,943	1.21%
Robert A. Steele	26,657	*
Dennis W. Wells	123,229	*

Named Executive Officers
Ronald D. Brown	10,000	*
Jeff A. Croskey	16,340	*
Andrew J. Foerster	35,830	*
James E. Galeese	58,907	*
Howard E. Japlon	23,500	*

12 Directors and NEOs as a Group	757,899	2.86%

*Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that during fiscal 2018 all filing requirements were met, except that Mr. Sferra filed a Form 4 report on August 31, 2017 for an August 17, 2017 distribution from the Company’s Nonqualified Deferred Compensation Plan, and except that Mr. Lipsey filed a Form 4 report on June 15, 2018 for a May 30, 2018 purchase of shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section reviews the Company’s compensation philosophy and executive compensation and arrangements for fiscal 2018 that apply to the Company’s Named Executive Officers (“NEOs”): Dennis W. Wells, Ronald D. Brown, James E. Galeese, Jeff A. Croskey, Howard E. Japlon and Andrew J. Foerster. It should be read in conjunction with the Summary Compensation Table, the other compensation related tables, and their accompanying narratives and footnotes. As noted throughout this section of the Proxy Statement, Mr. Wells’ employment with the Company ended on April 23, 2018.

Business Transformation

In April 2018, the Board of Directors commenced the search for a new Chief Executive Officer to drive an increased strategic emphasis on product innovation and revenue growth. Effective April 23, 2018, the Board of Directors notified Dennis W. Wells of the termination of his employment. The Board appointed Ronald D. Brown as Interim Chief Executive Officer at that time to replace Mr. Wells. Mr. Wells served as CEO of the Company from October 2014 until April 23, 2018. The Board also appointed Crawford Lipsey as Interim President and Chief Operating Officer. Mr. Brown and Mr. Lipsey served in their interim roles for slightly more than two months during fiscal 2018. Mr. Brown and Mr. Lipsey have over thirty years of combined C-level experience (CEO, COO and CFO) for publicly held and lighting industry companies.

The Company has a rich history of success in several of the key markets that it serves, such as petroleum, automotive and quick serve restaurants. Over time the Company became organized around core products, rather than its customers. The Company recently announced a new organizational structure that will focus on serving key customer markets with the Company’s full package of capabilities in lighting, graphics, digital signage, control and IoT technologies. This new organization eliminated the need for the LSI Lighting President, the Atlas Lighting President and LSI Graphics President positions.

The Company has appointed Mr. Jeff A. Croskey to the newly-created position of Chief Commercial Officer. Mr. Croskey is now responsible for leading all of the Company’s sales and customer service organizations and market channels for all solutions, products, technologies and services. The new organization structure also includes a Chief Marketing Officer, who will be responsible for development of marketing strategies, as well as product development and management, across all served markets based upon customer needs. The primary objective of this more focused organization is to accelerate growth through innovation solutions and customer driven product development. The Company has commenced a search for the CMO position.

Fiscal 2018 Financial Performance Summary

In fiscal 2018, the Company’s net sales increased 3% to $342 million. The Company incurred a net loss of $19.5 million for the year, primarily due to a non-cash goodwill impairment charge of $28 million and a $3.1 million charge related to the exit of Mr. Wells. After adjusting for one time charges, adjusted operating income for fiscal 2018 was $ 9.6 million, an increase of 33% from fiscal 2017 adjusted operating income.

Executive Compensation Philosophy and Design

The Company’s executive compensation program is designed to drive a pay-for-performance culture. The program rewards corporate performance with executive pay, delivering competitive total compensation upon the achievement of the Company’s performance objectives. The achievement of those objectives in turn will create long-term shareholder value. The executive compensation program is also designed to attract, retain and motivate leaders who will focus on the creation of long-term shareholder value. The Company’s pay-for-performance executive compensation program employs a mix of compensation elements - base salary, short-term incentives and long-term incentives - to link executive compensation to Company performance and to clearly align executive interests with shareholder interests.

Compensation Committee Oversight of Executive Compensation Program

The Compensation Committee oversees the Company’s executive compensation philosophy and the design and implementation of its executive compensation program. The Committee reviews and approves, or recommends that the Board of Directors approve, all elements of the Company’s executive compensation program. Any new executive compensation plan or program must be approved by the Board based on the recommendation of the Compensation Committee. The Committee reviews and recommends the compensation of the Chief Executive Officer (“CEO”), and the independent Directors, acting as a group, approve the amounts to be awarded to the CEO.

The CEO annually reviews the performance of the other NEOs. After considering the CEO’s assessment and recommendation, the Compensation Committee determines and approves the compensation of the other NEOs. The Compensation Committee has absolute discretion to approve the recommendations of the CEO or to make adjustments as the Committee deems appropriate. The CEO and other executive officers from time to time work with the Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”).

The Compensation Committee retained FW Cook in March 2017 to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of the Company’s executive compensation program relative to competitors for executive talent. FW Cook reports directly to the Committee and interacts with management at the Committee’s direction. The Committee and its chairperson have regular opportunities to meet with FW Cook in executive session without management present. The Committee considered the independence of FW Cook in light of current SEC rules and NASDAQ listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Committee.

Results of 2017 Say-on-Pay Vote

At the 2017 Annual Meeting, the Company conducted an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. The Company’s shareholders supported the compensation of the NEOs, with over 88% of votes cast in favor of our 2017 say-on-pay resolution. The Compensation Committee considered this high level of shareholder support when reviewing compensation for fiscal 2018, and did not make any significant structural or design changes to the executive compensation program, except as otherwise set forth herein. The Committee concluded that the Company’s executive compensation program should continue to emphasize the retention, pay-for-performance and long-term shareholder alignment objectives of the Company.

Compensation Committee Evaluation of Executive Compensation Philosophy and Design

The Compensation Committee evaluates and monitors the Company’s executive compensation philosophy and the design of its executive compensation program to assure the Company’s continued ability to attract, retain and motivate leaders who will focus on the creation of long-term shareholder value.  The Committee believes that a competitive pay-for-performance executive compensation program employing a mix of compensation elements – base salary, short-term incentives and long-term incentives – links executive compensation to Company performance and clearly aligns executive interests with shareholder interests.

The Compensation Committee reviews competitive market data for comparable executive level positions as a point of reference in its executive compensation decisions. The Committee also reviews the Company’s financial performance, individual NEO performance, and the Company’s competitive environment. The Committee also considers compensation information disclosed by a peer group of companies and industry reference companies with which the Company competes for business and executive talent. The Committee also considers information derived from published survey data that compares the elements of each NEO’s target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information for the Committee and adjusts the published survey data to reflect the Company’s revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each NEO.

The Compensation Committee, with input from FW Cook, selected a new peer group for fiscal 2018. The peer companies were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 to 4 times the Company’s sales and market capitalization, and (iii) competitors for executive talent. For fiscal 2018 compensation purposes, our peer group consisted of 18 companies. No changes were made to the peer group for fiscal 2019, except that during fiscal 2018 Handy & Harman Ltd. was acquired and is no longer a publicly-held company.

FY18 Peer Group
AAON Inc.	CTS Corporation	Key Tronic Corporation
Ameresco, Inc.	Daktronics, Inc.	Napco Security Technologies, Inc.
Broadwind Energy Inc.	Eastern Company	PGT Innovations, Inc.
CECO Environmental Corp.	Encore Wire Corporation	Powell Industries, Inc.
Continental Materials Corp.	Gorman-Rupp Company	Revolution Lighting Technologies, Inc.
CPI Aerostructures, Inc.		Trex Company Inc.

Practices Implemented to serve Shareholder Long-term Interests

The following tables summarize certain executive compensation governance practices that the Committee believes will drive financial performance and serve long-term shareholder interests.

Practices the Company Follows
Pays for performance.	A significant portion of executive compensation is at-risk and tied to the achievement of various performance objectives that are disclosed to shareholders
Sets NEO salary guidelines on an annual basis	The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends
Balances short-term and long-term incentives

The Company’s incentive programs provide an appropriate balance of annual and longer-term incentives, with long term incentive compensation comprising a significant percentage of target total compensation.

Uses multiple performance metrics

The Company mitigates the risk of the undue influence of a single performance metric by utilizing multiple performance metrics for annual cash incentive awards and multi-year vesting for long-term equity awards.

Caps award payouts	Cash incentive payouts under the short-term incentive plan are capped at 200% of target.
Uses market-based approach for determining NEO target pay.	Target compensation for NEOs is set after consideration of market data at peer group companies, industry reference companies and other market data.
Maintains stock ownership and retention guidelines for all NEOs	The Company’s equity grants are subject to a one year holding period upon exercise. The Company also maintains stock ownership guidelines for its directors and NEOs.
Conducts a risk assessment

The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation program, or elements thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee	The Compensation Committee is comprised entirely of independent directors and has retained an independent compensation consulting firm.

Practices the Company Prohibits
No excise tax gross-up payments	The Company does not enter into any new contractual agreements that include excise tax gross-up payments.
No re-priced options.

The Company has never re-priced or otherwise reduced the per-share exercise price of any outstanding stock options. Re-pricing of stock options is not permitted under the 2012 Stock Incentive Plan without first obtaining approval from the stockholders of the Company. The Company and the Committee will not re-price underwater options without the consent of the Company’s stockholders.

No pledging or hedging of shares

The Company’s insider trading policy restricts Board members and executive officers from entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances. No Board member or executive officer implemented any pledges or hedging transaction.

No special perquisites to executives	The Company does not provide executives with benefit programs or perquisites that are not generally made available to all Company employees, except in limited circumstances.

Elements of Executive Compensation

As more fully described below, the Company’s executive compensation program consists of four elements: a competitive base salary benchmarked against a peer group of companies as well as industry reference companies and other relevant market data; a short-term cash incentive plan tied to the Company’s annual financial performance results and the NEO’s individual performance; a long-term incentive plan utilizing equity in various forms; and customary benefits. The Company’s executive compensation program is designed to reward executives with above-market pay for results which exceed the Company’s target performance goals and objectives. The following table summarizes the elements of the NEO compensation program.

Element	Form of Compensation	Purpose
Base Salary	Cash	Provides competitive, fixed compensation to attract and retain superior executive talent.
Short-Term Incentive Plan	Cash	Provides a direct financial incentive to achieve annual Company and individual performance objectives.
Long-Term Incentive Plan	Service-based stock options and Performance Stock Units

Encourages the executive team to earn, build and maintain a long-term equity ownership position through Company and individual performance so that executive interests are aligned with shareholder interests.   A portion of the awards are earned only if certain performance objectives are achieved.

Health, Retirement and Other Benefits

Eligibility to participate in benefit plans generally available to our employees, including the 401K savings plan; premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites

Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers

The Compensation Committee reviews the risk profile of the elements of the Company’s executive compensation program, including the performance metrics and objectives used in connection with incentive awards. The Committee considers the risks an NEO might be incentivized to take with respect to such elements, metrics and objectives. When establishing the mix among these elements, the Committee carefully calibrates the elements to avoid encouraging excessive risk taking. The Company’s executive compensation program is balanced between annual and long-term incentive compensation to ensure alignment with short-term objectives and with the Company’s long-term business plan and shareholder interests. The Committee also determines that the overall mix of equity-based awards has been allocated to promote an appropriate combination of retention and incentive objectives

The Committee believes that the Company’s executive compensation program does not encourage the NEOs to engage in business activities or other behavior that might threaten the value of the Company or shareholder interests. The Committee regularly monitors and evaluates the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns NEO interests with shareholder interests. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to the discussion in the “Compensation Mix” section.

Base Salary

The Compensation Committee reviews each NEO’s base salary, the scope of each NEO’s level of responsibility and potential, as well as base salary levels offered by competitors and the overall marketplace.  Base salary is set at a level that is market competitive in order to attract and retain highly qualified leaders. Base salary reflects the NEO’s scope of responsibility, breadth of experience, ability to contribute to and impact corporate performance, and a demonstrated track record of individual performance. The Committee has engaged FW Cook to assist in benchmarking each NEO’s base salary and total direct compensation opportunity and each element of executive compensation. The assessment also factors in peer group and industry reference company data and other relevant market data.

In general, the Company seeks to provide target compensation opportunities that are competitive with its peer group companies and other compensation data sources, as provided by FW Cook. There may be instances which indicate the need to pay above target level compensation and the Company is prepared to do so within reasonable limits. The Committee applies a collective, subjective evaluation of the above factors to determine the annual base salary level of each NEO in light of the Company’s performance and such NEO’s individual performance.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

The Compensation Committee did not increase the NEO base salaries for fiscal 2018, electing to maintain the NEO base salaries at the levels that were in effect during fiscal 2017 in light of fiscal 2017 results. Effective September 1, 2018 for fiscal 2019, the base salary of Mr. Galeese was increased to $345,000 from an annualized rate of $320,000; the base salary of Mr. Croskey was increased to $335,000 from an annualized rate of $289,000 in consideration of his increased responsibilities; the base salary of Mr. Japlon was increased to $329,600 from an annualized rate of $320,000; and the base salary of Mr. Foerster remained at $296,000.

Short-Term Incentive Plan

The Company’s annual incentive plan (the “STIP”) provides for the payment of an annual cash incentive and motivates the NEOs to achieve and exceed the Company’s annual operating plan objectives. The Company’s STIP has used net sales and operating income as the Company financial performance metrics for the past several years. The achievement of the Company’s net sales and operating income performance objectives are directly relevant and correlated to growth in shareholder value. These metrics are straightforward and relatively easy to understand, which is critical given that the vast majority of the Company’s employees at all levels of the organization participate in the STIP.

In August 2017, the Compensation Committee adopted the Fiscal Year 2018 Short Term Incentive Plan for NEOs (the “FY18 STIP”). The FY18 STIP provides for a cash incentive award to the Company’s NEOs based on the achievement of the Company’s fiscal 2018 performance objectives. The performance metrics for fiscal year 2018 are net sales and operating income, each weighted at 50%. The incentive award opportunity stated as a percentage of base salary is identified in the following table at indicated levels of achievement of the fiscal 2018 performance objectives.

Executive	Threshold Achievement	Target Achievement	Maximum Achievement
CEO	50%	100%	200%
Other NEOs	20%	40%	80%

The incentive award opportunity for fiscal 2018 reflects an increase for the CEO in the incentive payout percentage to 50% for threshold plan achievement and to 100% for target plan achievement (the prior fiscal year 2017 plan payout was 25% for threshold performance and 90% for target plan achievement). The maximum incentive payouts remain unchanged from fiscal 2017 at 200% of target for all NEOs. Based on the financial performance of the Company, the Compensation Committee approved FY18 STIP cash incentive awards to the NEOs for fiscal year 2018 of 15.76% of base salary as set forth in the Bonus column in the Summary Compensation Table based on the achievement of the Company’s fiscal 2018 performance objectives as reflected in the following table.

Metric	FY18 Plan	FY18 Actual	% Plan (1)	Target Bonus	% Bonus (2)	Metric Weight	% Payout
Net Sales	$382,595	$342,023	89.40%	40.00%	31.52%	50.00%	15.76%
Operating Income	$17,973	$9,612	53.46%	40.00%	0%	50.00%	0%
FY18 STIP Payout %							15.76%

(1)	75% Threshold.
(2)	Interpolated between 20 – 40%.

In August 2018, the Compensation Committee adopted the Fiscal Year 2019 Short Term Incentive Plan for NEOs (the “FY19 STIP”). The FY19 STIP continues the use of net sales and operating income as the performance metrics and continues the 50% weighting for each metric. A notable change in the FY19 STIP is that payment of any FY19 STIP award will be subject to the Company achieving a threshold level of operating income that is equal to the amount of the Company’s fiscal 2018 operating income. In addition, the incentive award opportunity for each of the Company’s Chief Financial Officer and Chief Commercial Officer has been increased as reflected in the following table.

Executive	Threshold Achievement	Target Achievement	Maximum Achievement
CEO	50%	100%	200%
CFO & CCO	25%	50%	100%
Other NEOs	20%	40%	80%

Long-Term Incentive Plan (LTIP)

The Company’s long-term incentive plan (the “LTIP”) provides for the award of stock options, performance share units, restricted stock, restricted stock units and other forms of equity under the terms of the Company’s 2012 Stock Incentive Plan. The LTIP rewards executives for achieving the company’s long-term performance goals which in turn will create long-term shareholder value. The grant of equity based compensation provides a strong longer-term alignment of NEO interests with shareholder interests. The Company has adopted stock ownership and retention guidelines for the executive team to reinforce such alignment.

In connection with the LTIP equity awards granted to the NEOs, the Compensation Committee generally exercises broad discretion to achieve an appropriate balance between retention and incentive objectives.  The Committee attempts to reward the NEOs with LTIP equity awards in an amount that would be significant in relation to the other annual compensation paid to the NEOs, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of companies in similar industries identified in reports prepared for the Committee.   The size of the award is not determined by application of any formula, but rather reflects the Committee’s desire to encourage and reward high levels of performance.

The Compensation Committee is responsible for administration of the 2012 Stock Incentive Plan, both with respect to executive officers, including the NEOs, Board members and all other employees.  The Committee determines the individuals who will receive equity awards, the date of grant, the vesting and/or performance conditions of the grant, and the number of shares or units awarded.  All stock option exercise prices are set at the closing sale price for the Company’s Common Shares on the effective date of the grant.  The Committee bases its individual equity awards upon Company performance, the past contributions of the particular employee and the capability of the employee to impact positively the Company’s future success and profitability. Although the Company does not have a written policy regarding the timing of or practices related to granting equity awards, neither the Company nor the Committee engages in re-pricing, spring-loading, back-dating or bullet-dodging practices.

In August 2017, the Compensation Committee adopted the Fiscal 2018 Long Term Incentive Plan for NEOs (the “FY18 LTIP”). The FY18 LTIP provides for the issuance of equity awards under the 2012 Stock Incentive Plan. The following table shows the Committee’s FY18 LTIP awards to the NEOs.

Executive	Service-Based Stock Options	Restricted Stock Units	Performance-Based Stock Options
Dennis W. Wells	60,477	25,490	123,560
James E. Galeese	38,000	8,500	45,000
Howard E. Japlon	38,000	8,500	45,000
Jeffrey A. Croskey	30,000	5,500	34,000
Andrew J. Foerster	30,000	6,500	34,000

The FY18 LTIP awards of service-based stock options and RSUs vest ratably over a three year time period. The service-based stock option awards have a ten year exercise term. The FY18 performance-based stock option awards are subject to the achievement of a fiscal 2018 operating margin performance objective. The fiscal 2018 operating margin performance objective was not achieved. Consequently, the FY18 LTIP performance-based stock option awards shown in the table above were forfeited.

In August 2018, the Compensation Committee adopted the Fiscal 2019 Long Term Incentive Plan for NEOs (the “FY19 LTIP”). The FY19 LTIP represents a significant step toward a longer-term performance weighted orientation for the Company’s LTIP. The FY19 LTIP contemplates the use of service-based stock option grants as a retention tool and the use of three-year performance stock unit (PSU) awards to focus on long-term performance. The FY19 LTIP service-based stock option awards represent approximately 40% of the value of the NEO grants vesting ratably over a three-year period, while the FY19 LTIP PSU awards represent approximately 60% of the value of the NEO grants. The PSU awards are subject to a three-year performance period. The Committee believes that these changes make the overall grant value more heavily performance-oriented over a longer period of time, with three years representing an appropriate performance cycle.

The vesting of the PSU awards are subject to the achievement of three-year Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Return on Net Assets (“RONA”) performance objectives. EBITDA serves as a proxy for cash flow and the amount of profit that can be made from the Company’s current assets and operations. RONA measures the effectiveness with which the Company uses its assets and working capital to sustain growth. These are common metrics used by the investment and analyst community. The Committee believes that improvements in EBITDA and RONA will result in growth in shareholder value.

In recognition of the transition from the FY18 LTIP one-year performance period to the FY19 LTIP three-year performance period, the FY19 LTIP includes a feature permitting the vesting and release of one-third of the PSU award if specific one-year EBITDA and RONA performance objectives are met. If such one-year objectives are not met, the entire PSU award would remain eligible to be earned over the course of the three-year performance period.

PSU Grant 1 yr	Payout %	FY19 RONA %	FY19 EBITDA
Threshold	50%	5.35%	$20,826
Target	100%	5.61%	$21,919
Maximum	150%	7.50%	$23,015
PSU Grant 3 yr	Payout	RONA 3 yr avg	EBITDA Cumulative $
Threshold	50%	7.00%	$65,653
Target	100%	8.00%	$72,216
Maximum	150%	9.00%	$75,656

The following table shows the Committee’s FY19 LTIP awards to the NEOs.

Executive	Service-Based Stock Options	Performance Stock Units
James E. Galeese	63,800	27,350
Howard E. Japlon	56,700	24,300
Jeff A. Croskey	56,700	24,300
Andrew J. Foerster	34,000	14,600

Holding Requirements

Beginning with the fiscal 2017 LTIP, all equity awards made by the Compensation Committee are subject to a one year holding period upon exercise or release.

Clawbacks: Recovery of Prior Equity Awards

In the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to the Company (i.e., a clawback) of any equity award granted under the LTIP where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

Health, Retirement and Other Benefits

The Company’s benefits program includes a 401(K) savings plan and group life, short-term disability and long-term disability insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the 401 (K) savings plan is to provide a competitive level of retirement savings and income to executive officers and to reward them for continued service with the Company.  The executive officers may also participate in the Company’s Nonqualified Deferred Compensation Plan.    Please see the “Nonqualified Deferred Compensation” section of this Proxy Statement for additional information.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.

Compensation Mix

The Compensation Committee does not attempt to maintain a certain target compensation mix. The Committee seeks an appropriate mix between equity incentive awards and cash payments in order to meet the Company’s various objectives around pay-for-performance, retention, and motivation of executive talent.  Other than as set forth in various compensation plans, any apportionment goal is not applied rigidly and does not control the Committee’s compensation decisions.  The Committee uses it as another tool to assess total compensation opportunities and whether the appropriate incentives have been provided to accomplish the Company’s compensation objectives.  The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards.  The Committee believes the most important indicator that compensation objectives are being met is the ability to motivate the NEOs to deliver superior performance and to retain the NEOs to continue their careers with the Company on a cost-effective basis.

Termination on Change-in-Control Agreements

Effective October 3, 2011, the Board of Directors approved and adopted the LSI Industries Inc. Change in Control Policy (the “CIC Policy”), applicable to all of the NEOs. The purpose of the CIC Policy is to help diminish any potential distraction and encourage the NEOs to act in the best interests of the Company’s shareholders in the event of a change in control transaction. See the “Potential Payments on Termination or Change in Control” section of this Proxy Statement for additional information.

Tax Treatment

U.S. federal income tax law prohibits the Company from taking a tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer or any of the three other most highly compensated executive officers, other than the Chief Financial Officer (for taxable years beginning before December 31, 2017), who are employed as of the end of the fiscal year. Historically, compensation that qualifies as "performance-based compensation" under Code Section 162(m) could be excluded from this $1 million limit, but this exception has now generally been repealed, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Compensation Committee generally structured its historical compensation programs so that annual incentives and performance shares could potentially qualify as "performance- based compensation" for purposes of Code Section 162(m) and therefore could be deductible for income tax purposes. Based on the repeal described above and the operation of Code Section 162(m), compensation granted by the Compensation Committee may not qualify as "performance- based compensation" under certain circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted by the members of the Compensation Committee.

John K. Morgan, Chairman	Robert P. Beech	Wilfred T. O’Gara

The following table sets forth information regarding compensation paid to the NEOs for fiscal 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Option Awards (3)	Restricted Stock Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5)	Total

Dennis W. Wells	2018	$491,076	--	$115,511	$152,940	--	$(101,502)	$21,880	$679,905
Chief Executive Officer	2017	$557,748	$121,968	$479,765	$379,404	--	$(25,920)	$94,010	$1,606,975
	2016	$541,468	$516,395	$492,530	$93,900	--	$8,877	$100,410	$1,753,580

Ronald D. Brown	2018	$167,500	--	--	--	--	--	--	$167,500
Chief Executive Officer

James E. Galeese	2018	$320,000	$50,432	$72,580	$50,320	--	$(9,624)	$7,385	$491,093
EVP Chief Financial Officer	2017	$12,308	$20,000	$180,738	--	--	--	--	$213,046

Howard E. Japlon	2018	$320,000	$50,432	$72,580	$50,320	--	--	$6,231	$499,563
EVP, HR & General Counsel	2017	$92,308	$30,000	$193,150	--	--	--	$671	$316,129

Jeff A. Croskey	2018	$287,615	$45,493	$57,300	$32,560	--	$(9,481)	$6,269	$419,756
EVP, Chief Commercial Officer	2017	$287,615	$21,546	$114,975	$66,360	--	$(1,509)	$23,289	$512,276
	2016	$201,365	$47,004	$328,353	--	--	--	$3,453	$580,175

Andrew J. Foerster	2018	$294,033	$38,171	$57,300	$38,480	--	$(40,471)	$8,578	$396,091
EVP Chief Technology Officer	2017	$294,033	$22,065	$114,975	$60,830	--	$(11,264)	$32,791	$513,430
	2016	$287,012	$71,506	$291,870	$46,950	--	$2,548	$12,081	$711,967

Mr. Wells served as the Company’s CEO during fiscal 2018 until April 23, 2018. Effective April 23, 2018, the Board of Directors notified Mr. Wells of the termination of his employment. The Board appointed Ronald D. Brown as Interim Chief Executive Officer at that time to replace Mr. Wells. The Company recorded a $1,772,000 severance liability in fiscal 2018 representing the severance and welfare benefits Mr. Wells is entitled to receive under his employment agreement over a period of 36 months. This amount is not reflected in the table above.

(1)

Salary compensation represents the base salary paid during the fiscal year. Fiscal 2018 salary represents a partial year for Mr. Wells who left the employment of the Company in April 2018. Mr. Brown joined the Company in April 2018 under a consulting arrangement which provides for compensation of $75,000 per month. Fiscal 2017 salary represents a partial year for Mr. Galeese who joined the Company in June 2017 and for Mr. Japlon who joined the Company in March 2017. Fiscal 2016 salary represents a partial year for Mr. Croskey who joined the Company in October 2015.

(2)

Bonus compensation represents the incentive compensation expensed during the fiscal year and paid following the fiscal 2018 year-end pursuant to the FY18 STIP. Bonus compensation for Mr. Galeese in fiscal 2017 represents a sign-on bonus paid when he was hired in June 2017. Bonus compensation for Mr. Japlon represents a guaranteed fiscal 2017 incentive award related to his employment by the Company in March 2017.

(3)

Stock option award compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 718 (Compensation–Stock Compensation). There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes X and X to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2018. Performance-based stock option awards were granted to Messrs Wells, Croskey and Foerster in fiscal 2016. The performance objective was achieved for fiscal 2016 and the corresponding value is included in the table above. Performance-based stock option awards were granted to Messrs Wells, Croskey and Foerster in fiscal 2017. The performance objective was not achieved in fiscal 2017, the performance-based stock option awards were forfeited, and there is no compensation included in the table above for these performance-based stock options. Performance-based stock option awards were granted to Messrs Wells, Galeese, Japlon, Croskey and Foerster in fiscal 2018. The performance objective was not achieved in fiscal 2018, the performance-based stock option awards were forfeited, and there is no compensation included in the table above for these performance-based stock options.

(4)	Restricted stock award compensation represents the grant date fair value.

(5)	See the “All Other Compensation” table for an explanation of the amounts shown in this column.

ALL OTHER COMPENSATION

The following table describes each element of the All Other Compensation column for 2018 in the Summary Compensation Table.

Name	Fiscal Year	Life Insurance (1)	Qualified Retirement Plan or 401K Plan Contributions (2)	Non-qualified Deferred Compensation Plan Contributions (3)	Total

Dennis W. Wells	2018	$2,018	$12,705	$7,158	$21,881
	2017	$3,715	$16,460	$73,835	$94,010
	2016	$2,413	$16,460	$81,537	$100,410

Ronald D. Brown	2018	--	--	--	--

James E. Galeese	2018	$1,712	$5,673	--	$7,385
	2017	--	--	--	--

Howard E. Japlon	2018	$2,250	$3,981	--	$6,231
	2017	--	--	--	--

Jeff A. Croskey	2018	$1,256	$5,673	--	$6,929
	2017	$1,260	$16,460	$5,567	$23,287
	2016	$405	$3,048	--	$3,453

Andrew J. Foerster	2018	$887	$4,966	$3,582	$9,435
	2017	$3,689	$16,460	$12,642	$32,791
	2016	$2,400	$16,460	$12,081	$30,941

The Company does not provide automobile, personal expense or professional fee allowances.

(1)	Life insurance represents the taxable premium associated with the Company’s group term life insurance program.

(2)

In fiscal 2016 and 2017, qualified retirement plan contributions were made to NEO accounts pursuant to the LSI Industries Inc. Retirement Plan. These contributions included a guaranteed contribution of 4% of covered compensation (as defined by the Plan and ERISA regulations), plus 4% of covered compensation between the applicable FICA limit and the maximum limit for covered compensation. Additionally, this amount included a pro rata share of the Company’s discretionary profit sharing contribution, if any. For fiscal 2018, the amounts represent 401 K plan matching contributions.

(3)

In fiscal 2016 and 2017, nonqualified deferred compensation plan contributions were made to NEO accounts at the same percentage as in the Company’s qualified retirement plan (see note 2 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the NEO elected to defer salary and/or bonus into the deferred compensation plan. NEOs received matching contributions for fiscal year 2017 related to deferral of a portion of their salary and bonus as provided for in the Company’s nonqualified deferred compensation plan as follows: Mr. Wells $9,102; and Mr. Foerster $4,593. NEOs received matching contributions for fiscal year 2016 as follows: Mr. Wells $15,220; and Mr. Foerster $7,680. In fiscal 2018 the matching contribution feature of the nonqualified deferred compensation plan ended.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2018.

Executive	Grant Date	Date of Committee Action	Service-Based Option Awards: Number of Securities Underlying Options (A)	Performance Stock Unit Awards: Number of Securities Underlying Options (B)	Exercise or Base Price of Option and RSU Awards ($/share)	Grant Date Fair Value of Stock Option and Performance Stock Unit Awards

Dennis W. Wells	8/17/2017	8/17/2017	60,477		$5.92	$1.70
	8/17/2017	8/17/2017		123,560	$5.92	$5.92
	8/17/2017	8/17/2017	25,490		$5.92	$1.70

James E. Galeese	8/17/2017	8/17/2017	38,000		$5.92	$1.70
	8/17/2017	8/17/2017		45,000	$5.92	$5.92
	8/17/2017	8/17/2017	8,500		$5.92	$1.70

Howard E. Japlon	8/17/2017	8/17/2017	38,000		$5.92	$1.70
	8/17/2017	8/17/2017		45,000	$5.92	$5.92
	8/17/2017	8/17/2017	8,500		$5.92	$1.70

Jeff A. Croskey	8/17/2017	8/17/2017	30,000		$5.92	$1.70
	8/17/2017	8/17/2017		34,000	$5.92	$5.92
	8/17/2017	8/17/2017	5,500		$5.92	$1.70

Andrew J. Foerster	8/17/2017	8/17/2017	30,000		$5.92	$1.70
	8/17/2017	8/17/2017		34,000	$5.92	$5.92
	8/17/2017	8/17/2017	6,500		$5.92	$1.70

(A)

Service-based stock option awards and restricted stock unit awards vest ratably in three equal annual installments, beginning on the first anniversary of the award date, subject to continued employment of the Named Executive Officer.

(B)

The performance objective for the performance-based stock option awards was the achievement of 4.7% operating margin. The Compensation Committee determined that the operating income performance objective was not achieved, resulting in the forfeiture of the fiscal 2018 performance-based stock option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2018.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Dennis W. Wells (5)	10/1/14	100,000	--	--	$5.96	4/23/19	--	--	--	--
	11/20/14	75,000	--	--	$6.81	4/23/19	--	--	--	--
	1/2/15	39,923	--	--	$6.55	4/23/19	--	--	--	--
	7/1/15	45,000	--	--	$9.39	4/23/19	--	--	--	--
	7/1/15	90,000	--	--	$9.39	4/23/19	--	--	--	--
	7/1/16	60,000	--	--	$11.06	4/23/19	--	--	--	--
	2/24/17	65,963	--	--	$10.20	4/23/19	--	--	--	--
	8/17/17	60,477	--	--	$5.92	4/23/19	--	--	--	--

James E. Galeese	(1) 6/12/17	15,000	45,000	--	$9.15	6/12/27	--	--	--	--
	(4) 8/17/17	--	38,000	--	$5.92	8/17/27	--	--	--	--
	(3) 8/17/17	--	--	--	--	--	--	--	8,500	$45,390

Howard E. Japlon	(1) 3/13/17	15,000	45,000	--	$9.48	3/13/27	--	--	--	--
	(4) 8/17/17	--	38,000	--	$5.92	8/17/27	--	--	--	--
	(3) 8/17/17	--	--	--	--	--	--	--	8,500	$45,390

Jeff A. Croskey	(1) 10/12/15	10,000	10,000	--	$9.05	10/12/25	--	--	--	--
	(2) 10/12/15	37,500	--	--	$9.05	10/12/25	--	--	--	--
	(1) 7/1/16	7,500	22,500	--	$11.06	7/1/26	--	--	--	--
	(3) 7/1/16	--	--	--	--	--	--	--	4,500	$24,030
	(4) 8/17/17	--	30,000	--	$5.92	8/17/27	--	--	--	--
	(3) 8/17/17	--	--	--	--	--	--	--	5,500	$29,370

Andrew J. Foerster	(1) 3/2/15	37,500	12,500	--	$7.88	3/2/25	--	--	--	--
	(1) 7/1/15	22,500	7,500	--	$9.39	7/1/25	--	--	--	--
	(2) 7/1/15	50,000	--	--	$9.39	7/1/25	--	--	--	--
	(3) 7/1/15	--	--	--	--	--	--	--	2,500	$13,350
	(1) 7/1/16	15,000	15,000	--	$11.06	7/1/26	--	--	--	--
	(2) 7/1/16	--	--	--	--	--	--	--	4,125	$22,028
	(4) 8/17/17	--	30,000	--	$5.92	8/17/27	--	--	--	--
	(3) 8/17/17	--	--	--	--	--	--	--	6,500	$34,710

(1)	These stock option awards have a ten-year term and vest ratably over a four-year period beginning with the first anniversary date of grant.

(2)	These performance-based stock option awards were earned, have a ten year term and vest ratably over a three-year period beginning with the first anniversary of the date of grant.

(3)

The service-based Restricted Stock Unit awards granted prior to August 17, 2017 vest ratably over a four-year period beginning with the first anniversary of the date of the award. The service-based Restricted Stock Unit awards granted on August 17, 2017 vest ratably over a three-year period beginning on the first anniversary of the date of grant. Upon vesting, share certificates are issued and accrued cash dividends are paid to the executive.

(4)	These stock options have a ten year term and vest ratably over a three-year period beginning on the first anniversary of the date of grant.

(5)

Pursuant to the terms of his employment agreement, Mr. Wells has a one-year period following his separation from the Company’s employment on April 23, 2018 within which to exercise all of his outstanding stock options.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the NEOs on stock option exercises and restricted stock unit award releases during fiscal 2018, including the number of shares acquired upon exercise and the value realized.

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Dennis W. Wells	None	N/A	11,553	$96,355

Ronald D. Brown	None	N/A	None	N/A

James E. Galeese	None	N/A	None	N/A

Howard E. Japlon	None	N/A	None	N/A

Jeff. A. Croskey	None	N/A	1,500	$16,590

Andrew J. Foerster	None	N/A	2,625	$13,680

(1)

Mr. Well’s employment with the Company ended April 23, 2018. In fiscal 2019, a total of 57,647 restricted stock unit awards were released to Mr. Wells pursuant to the separation terms of his employment agreement.

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan they are 100% invested in Common Stock of the Company.  A group of employees of the Company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan.  A Company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year.  An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years.  A Company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  Additionally, the Compensation Committee of the Board of Directors may award employees a discretionary Company contribution to be funded into the Plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during fiscal 2018 and the aggregate balance of the accounts as of June 30, 2018.

Executive	Executive Contributions in Fiscal 2018 (1)	LSI Contributions in Fiscal 2018 (2)	Aggregate Earnings in Fiscal 2018 (3)	Aggregate Withdrawals / Distributions in Fiscal 2018	Aggregate Balance at June 30, 2018

Dennis W. Wells	$45,052	$73,835	$(101,502)	--	$221,845

Ronald D. Brown	--	--	--	--	--

James E. Galeese	$44,400	--	$(9,624)	--	$34,776

Howard E. Japlon	--	--	--	--	--

Jeff. A. Croskey	$10,794	$5,567	$(9,481)	--	$23,403

Andrew J. Foerster	$31,761	$12,642	$(40,471)	--	$83,863

(1)	An NEO’s contributions are included as part of the NEO’s salary in the Summary Compensation Table. This was also the case in prior years.

(2)

Company contributions included in this table were accrued as expense by the Company in fiscal 2017 and funded into the NEO’s account in fiscal 2018. As such, these amounts are included in the Summary Compensation Table as fiscal 2017 data and not as fiscal 2018 data. The amounts accrued by the Company as expense in fiscal 2018 are included in the Summary Compensation Table as fiscal 2018 data.

(3)

Aggregate earnings are included as part of each NEO’s change in nonqualified deferred compensation earnings in the Summary Compensation Table. Aggregate earnings represent the change in the market price the Company’s Common Shares as all account balances in the Plan are invested in Common Shares.

(4)

NEOs and other Plan participants are fully vested in their plan account balances. Participants may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the NEOs). There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant. All distributions are made in Common Shares.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Except as described elsewhere in this Proxy Statement, the NEOs do not have employment or severance agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to an NEO at, following, or in connection with any termination of employment (including retirement) of such NEO, do not discriminate in scope, terms or operation in favor of the NEO, and are available generally to all salaried employees. The Company’s Change in Control (“CIC”) Policy was approved and adopted by the Board of Directors effective October 3, 2011.

The CIC Policy is applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of Company’s shareholders in the event of a change in control transaction.

Generally, under the CIC Policy, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each named executive officer will be entitled to receive:

●	Base salary, accrued bonus and certain other benefits through the termination of employment;

●

Lump sum payment equal to two times the sum of the base salary in effect immediately preceding the change of control, plus the average of the cash bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the fiscal year of the change in control; and

●	Continued participation in and coverage under medical and dental plans for a twenty-four month period.

Equity Award Acceleration

The terms of stock options granted under the shareholder approved 2012 Stock Incentive Plan and the 2003 Equity Compensation Plan generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration on Change in Control

An NEO is not entitled to any equity payment or accelerated equity benefit in connection with a change in control of the Company, except for accelerated vesting and exercisability of stock options granted under the 2012 and 2003 plans.  In general, a change in control occurs if (i) a person or entity acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration on Death, Disability or Retirement

If an NEO’s employment with the Company is terminated by reason of death, disability or retirement, all stock options granted under the 2012 and 2003 plans will vest in full and become immediately exercisable.  Under these plans, retirement means termination other than for cause, death or disability by an NEO who is at least 65 years old or 55 years old with at least ten years of employment with the Company or one of its subsidiaries.

As of June 30, 2018 the NEOs held the following amounts of unvested stock options and restricted stock units:  Mr. Galeese, 73,000 stock options and 8,500 restricted stock units; Mr. Croskey, 62,500 stock options and 10,000 restricted stock units; Mr. Japlon, 73,000 stock options and 8,500 restricted stock units and Mr. Foerster, 65,000 stock options and 13,125 restricted stock units.  The exercise prices of all of the stock options held by the NEOs were greater than the June 30, 2018 closing market price of the Company’s Common Shares ($5.34 per share).  Therefore, such unexercised stock options (whether vested or unvested) are treated as having no value for purposes of reporting the amount of compensation the NEOs would receive as of June 30, 2018 from these stock options in the event of a change in control or upon retirement pursuant to a plan approved by the Company. Any value reported in the table below relates only to those unexercised stock options (whether vested or unvested) having an exercise price less than the June 30, 2018 closing market price of $5.34 per share or to the unvested restricted stock units valued at $5.34 per share.

The following table shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a qualifying change in control or other triggering event had occurred on June 30, 2018.

Name	Payments Under Change in Control Policy	Aggregate Value of Vested Equity Awards	Aggregate Value of Unvested Equity Awards	Deferred Compensation Plan Account Balances

James E. Galeese	$690,432	--	$45,390	$34,776

Howard E. Japlon	$720,432	--	$45,390	--

Jeff A. Croskey	$644,359	--	$53,400	$23,403

Andrew J.Foerster	$659,899	--	$70,088	$83,863

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about the Company’s equity compensation plans (2003 Equity Compensation Plan and 2012 Stock Incentive Plan) as of June 30, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,668,074	$8.17	1,436,303
Equity compensation plans not approved by security holders	--	--	--
Total	3,668,074	$8.17	1,436,303

CEO PAY RATIO DISCLOSURE

The Company is providing disclosure of the ratio of the annual total compensation of its principal executive officer (“PEO”) to its median employee’s annual total compensation as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. For purposes of the disclosure required by Item 402(u), the company is referencing the compensation of Dennis W. Wells who served as the Company’s Chief Executive Officer and President during fiscal 2018 until his departure on April 23, 2018. Mr. Wells’ annual total compensation for fiscal 2018, as noted in the Summary Compensation Table, was $679,905. The median employee’s (excluding the PEO) annual total compensation for fiscal 2018 was $38,400. Therefore, the Company reasonably estimates that the fiscal 2018 ratio of the PEO’s annual total compensation to the annual total compensation of our median employee was 17.7 to 1.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, the Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

As of June 30, 2018, the Company’s employee population consisted of 1,223 individuals. The Company did not exclude any employees from our determination of the median employee. The Company determined the compensation of its median employee for this purpose by: (i) calculating the annual total compensation based on the W-2 Box 1 amount for each of its employees; (ii) wages and salaries were annualized for those employees who were not employed for the full fiscal year based on their applicable work schedules; (iii) ranking the annual total compensation of all employees (excluding the PEO) from highest to lowest. The median amount was selected from the annualized list.

CORPORATE GOVERNANCE

The Company is an Ohio corporation and is governed by the corporate laws of the State of Ohio.  The Company’s Common Shares are publicly traded on the NASDAQ Global Select Market and the Company files reports with the Securities and Exchange Commission. The Company is also subject to NASDAQ rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act, and the Dodd-Frank Act.  In accordance with NASDAQ rules, the Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. The Company’s Director Independence Standards are available the Company’s website, www.lsi-industries.com. Based on these standards, the Board determined that each of the following members of the Board are independent:  Messrs. Beech, Brown, Kreider, Morgan, O’Gara, and Steele.

Board of Directors

The Board of Directors elects or appoints the Company’s executive officers to manage the Company’s business operations and oversees the management of the Company on behalf of its shareholders.  It reviews the Company's long-term strategic plans and exercises direct decision making authority in all major corporate decisions, such as acquisitions or divestitures, the declaration of dividends, major capital expenditures and the establishment of critical corporate policies.

The Executive Committee is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.

The Board of Directors and the Executive Committee held six meetings combined during fiscal 2018 either in person or telephonically.  In addition to the Board meetings and Committee meetings disclosed in this report, the independent Directors held two meetings during fiscal 2018. The independent Directors also discussed matters in executive session at the end of certain Board meetings, Executive Committee meetings and other Committee meetings, in each instance without the presence of the Company's senior management executives.

Each member of the Board of Directors is expected to attend the Annual Meeting.  Each Board member attended the Company’s 2017 Annual Meeting.  Each Board member attended at least 80% of the aggregate of all meetings of the Board, Board Committees of which he was a member and independent Director meetings.

Shareholders may communicate with the Board or any individual member of the Board on matters of concern by mail or through the Company’s website, in each case to the attention of the Secretary of the Company.

Board Leadership Structure

Mr. O’Gara, a non-employee director, serves as Chairman of the Board of Directors. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. Mr. O’Gara has served on the Board since 1999 and as a financial expert serves as Chairman of the Audit Committee. He is intimately familiar with the Company’s business and in a good position to identify and evaluate strategic issues facing the Company.

As noted above, the Board of Directors is currently comprised of seven members, a majority of whom are non-employee directors who meet the NASDAQ Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company.  The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the entire Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of the CEO and the other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Board elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  The Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  The Board of Directors and each Board committee frequently engages in the discussion of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation plan; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

The compensation program for the Company’s non-employee Directors in fiscal 2018 was approved by the Board of Directors effective April 1, 2016. Non-employee Directors receive annually $100,000 paid in quarterly installments (of which $52,000 is in the form of the Company’s Common Shares valued at the closing price of a Common Share at the end of the first business day of that quarter), plus $2,000 for each Board meeting in excess of seven in a fiscal year, and $2,000 for each Committee meeting in excess of five meetings of any one Committee in a fiscal year. In addition, Committee Chairs receive the following amounts annually: Audit Committee Chair $17,500; Compensation Committee Chair $15,500; Nominating and Corporate Governance Committee Chair $13,500. The Chairman of the Board receives a $50,000 annual retainer. Effective July 1, 2018, the non-employee Director annual compensation has been increased to $120,000, of which $60,000 will be in the form of the Company’s Common Shares valued at the closing price of a Common Share at the end of the first business day of that quarter. Directors who are employees of the Company do not receive any compensation for serving as a member of the Board of Directors. The Company has agreed to maintain health insurance for Mr. Sferra, his spouse and dependent children for a period of ten years following his January 2017 retirement pursuant to the terms of his pre-retirement consulting agreement.

The following table sets forth information regarding compensation paid by the Company to its non-employee Directors during fiscal 2018.

Name (1)	Fees Earned Or Paid In Cash (2)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert P. Beech	$61,500	$51,998	--	--	--	--	$113,498
Gary P. Kreider	$98,000	$51,998	--	--	--	--	$149,998
John K. Morgan	$63,500	$51,998	--	--	--	--	$115,498
Wilfred T. O'Gara	$65,500	$51,998	--	--	--	--	$117,498
James P. Sferra	$48,000	$51,998	--	--	--	--	$99,998
Robert A. Steele	$48,000	$51,998	--	--	--	--	$99,998

(1)	The table includes all non-employee Directors of the Company in fiscal 2018.

(2)

Stock awards are made to each non-employee Director quarterly as part of the annual retainer. The annual value of Common Shares awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $52,000 in fiscal 2018.

(3)

Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with ASC 718. There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2018. No stock options were granted to non-employee Directors in fiscal 2018. Mr. Kreider and Mr. O’Gara each held stock options for 18,500 Common Shares as of June 30, 2018.

COMMITTEES OF THE BOARD

The Board of Directors has designated the committees described below to help carry out Board responsibilities.  In particular, each Board Committee works on key issues in greater detail than would be possible at a meeting of the entire Board of Directors.  Each Committee reviews the results of its meetings with the entire Board of Directors.  Each Committee, other than the Executive Committee, has a charter approved by the Board of Directors.

The Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics in 2004.  There have been no amendments to the Code of Ethics nor any waivers granted to executive officers, managers or employees.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following Committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their particular assignments. The following table identifies the Chairman and members of each of the current standing Committees of the Board as of June 30, 2018, as well as the number of times each committee met during the fiscal year.

The Executive Committee

The Executive Committee was composed of Messrs. Kreider (Chairman), O’Gara and Wells during fiscal 2018 until April 23, 2018, when Mr. Wells’ employment with the Company ended. From such date through June 30, 2018, the end of the Company’s 2018 fiscal year, the Executive Committee was comprised of Messrs. Kreider (Chairman), Beech, Morgan, O’Gara, Sferra and Steele. Since August 15, 2018, Mr. O’Gara has served as Chairman of the Executive Committee. The Executive Committee is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.  The Executive Committee met once during fiscal 2018.

The Audit Committee

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors.  The Audit Committee was composed during fiscal 2018 of Messrs. O’Gara (Chairman), Beech, and Steele.  Mr. O'Gara, an independent director under NASDAQ independence standards, has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission.  The Audit Committee met four times in fiscal 2018.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, Grant Thornton LLP.  The Audit Committee also evaluates information received from both Grant Thornton and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.  A copy of the Audit Committee Charter is available on the Company's website, www.lsi-industries.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

●	The financial reports and other financial information provided by the Company to any governmental body or the public.

●	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

●	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non-audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include: 401(k) plan audit, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves engagement letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's 401(k) plan, tax compliance work, and other related audit work.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2018 were compatible with maintaining its independence during fiscal year 2018.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2018 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP the firm’s judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter to the Committee containing the written disclosures required by applicable requirements of the PCAOB with respect to Grant Thornton LLP's communications with the Audit Committee concerning Grant Thornton LLP’s independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2018 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended June 30, 2018.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2018 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee.

Wilfred T. O’Gara, Chairman     Robert P. Beech     Robert A. Steele

The Compensation Committee

The Compensation Committee was composed during fiscal 2018 of Messrs. Morgan (Chairman), Beech, and O’Gara is governed by a written charter adopted by the Board. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other senior executive officers and (ii) to oversee the Company’s compensation plan, policies and programs, including its incentive plans and benefit plans and programs. The Compensation Committee approve, adopts and administers the Company’s short-term incentive compensation plan, its long-term incentive compensation plan, the Amended and Restated 2012 Stock Incentive Plan and all awards granted thereunder, including amendments to the plans or such awards. The Committee also performs such duties and responsibilities under the terms required by any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Committee has from time to time considered the advice of independent compensation advisors and consultants to assist in the evaluation of the Company’s executive compensation plan and practices. The Committee retained FW Cook in such capacity in March 2017 and since such date FW Cook provided assistance to the Committee related to compensation for the Company’s NEOs, including the Chief Executive Officer. At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and industry reference companies and other relevant market and industry data and developments.

The Company’s executive compensation plan is designed to support the corporate objective of maximizing the long-term value of the Company for its shareholders. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance and shareholder interests. The methods by which the Committee believes the Company's long-term objectives can be achieved are through an appropriate mix of base salary, an annual cash incentive compensation plan and a long-term equity-based incentive compensation plan.

The Compensation Committee processes and procedures for the consideration and determination of executive compensation are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee met three times in fiscal 2018. A copy of the Compensation Committee Charter is available on the Company’s website, www.lsi-industries.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was composed during fiscal 2018 of Messrs. Beech (Chairman), O’Gara and Steele. The Committee is responsible for nominating individuals for election as members of the Board of Directors at each Company annual shareholder meeting and to fill any Board vacancies that may arise between annual shareholder meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board of Directors as its function relates to the business of the Company.  The Nominating and Corporate Governance Committee met four times during fiscal year 2018. The Committee also has met once during fiscal year 2019 in order to nominate the slate of director candidates for election at the Company’s 2018 Annual Shareholder Meeting as set forth in this Proxy Statement and to discuss other corporate governance matters.

The Nominating and Governance Committee did not seek the recommendation of any of the director candidates named in this Proxy Statement, nor did it receive a recommendation from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. The Committee is also responsible for advising the Board of Directors on changes in Board compensation. The CEO provides input and recommendations to the Nominating and Corporate Governance Committee with respect to the compensation to be paid to the non-employee members of the Board. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website, www.lsi-industries.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has ever been an officer or employee of the Company. No member of the Compensation Committee is or was a participant in any related person transaction in fiscal 2018. See the section titled “Related Person Transactions” in this Proxy Statement for a description of the Company’s policy on related person transactions. No member of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No Named Executive Officer serves as a board member or as a committee member of any company of which any of the Company’s non-employee Board members are executive officers.

RELATED PERSON TRANSACTIONS

J. Scott Sferra, age 54, is Senior Vice President Materials for the Lighting Segment of the Company and is the son of James P. Sferra, a member of the Board of Directors of the Company.  Mr. J. Scott Sferra's fiscal 2018 total compensation was $210,139.

The Company engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm, for a variety of legal services. Kenneth P. Kreider is a partner in the firm and is the son of Mr. Gary Kreider, a member of the Board of Directors of the Company.  Mr. Gary Kreider has no vote or partnership interest in the law firm's earnings.   Mr. Kreider and his son do not receive any direct compensation from fees paid by the Company to the law firm.

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

The Company is not aware of any other matters to be presented at the 2018 Annual Meeting other than those specified in the Notice.

QUESTIONS

Any questions or requests for additional information about the 2018 Annual Meeting may be directed to:

LSI Industries Inc.

c / o Mr. Howard E. Japlon,

Executive Vice President, Human Resources and General Counsel, Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

For information about share ownership, please contact Computershare Investor Services, LLC at (866) 243-7347. The Company website is www.lsi-industries.com; website materials are for general information only and are not part of this proxy solicitation.

By order of the Board of Directors

Dated: September 28, 2018	/s/ Howard E. Japlon
Howard E. Japlon
Secretary

Industries

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

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Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

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A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1. Authority to elect as Directors the seven nominees below.

	For	Withhold		For	Withhold		For	Withhold
01 - Robert P. Beech	☐	☐	02 - Ronald D. Brown	☐	☐	03 - Gary P. Kreider	☐	☐
04 - John K. Morgan	☐	☐	05 - Wilfred T. O'Gara	☐	☐	06 - James P. Sferra	☐	☐
07 - Robert A. Steele	☐	☐						

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Proxy — LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints **Wilfred T. O'Gara and Gary P. Kreider**, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 6, 2018 at 9:00 a.m., Eastern Standard Time at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

C Non-Voting Items

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Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

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IMPORTANT ANNUAL MEETING INFORMATION

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Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1. Authority to elect as Directors the seven nominees below.

Nominee	For	Withhold
01 - Robert P. Beech	☐	☐
02 - Ronald D. Brown	☐	☐
03 - Gary P. Kreider	☐	☐
04 - John K. Morgan	☐	☐
05 - Wilfred T. O'Gara	☐	☐
06 - James P. Sferra	☐	☐
07 - Robert A. Steele	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy — LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints **Wilfred T. O'Gara and Gary P. Kreider**, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 6, 2018 at 9:00 a.m., Eastern Standard Time at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS